Appleton Reports Second Quarter 2003 Results

(Appleton, Wis., August 6, 2003)  Appleton today reported its results for the second quarter 2003. Net sales for the second quarter ended June 29, 2003, were $210.6 million compared to net sales of $228.7 million for the same quarter of 2002. Appleton reported net income for the second quarter of 2003 of $0.9 million compared to a net loss of $5.4 million for the same quarter of 2002. The net loss in 2002 included a noncash charge of $11.8 million after the Company refinanced its senior term loans in June 2002. Net income for the first half of 2003 was $8.7 million compared to net income of $5.1 million for the first half of 2002.

Interest expense of $13.3 million for the second quarter of fiscal 2003 decreased $5.1 million compared to the same quarter in 2002 due to a significant amount of debt repayment and the refinancing completed in 2002. During the second quarter of 2003, Appleton made mandatory principal repayments of $10.8 million on its senior term loans. Appleton also made mandatory principal payments of $3.9 million in the first week of July. During the second quarter of 2003, Appleton received bank approval to increase its revolving line of credit from $75 million to $100 million and borrowed $45.0 million from this line to acquire two privately held Wisconsin-based companies, C&H Packaging Company, Inc. and American Plastics Company, Inc. Appleton repaid $5 million of that debt in June 2003.

On July 28, 2003, a Record of Decision (ROD) was issued by the Wisconsin Department of Natural Resources for the third, fourth and fifth segments of the Lower Fox River. The DNR’s estimate of the total costs for the Lower Fox River remedial action plan is now $400 million. As previously disclosed, Appleton recorded the discounted share of its future obligation for the Lower Fox River environmental liability in the fourth quarter of 2002. Arjo Wiggins, the Appleton’s former owner, has agreed to indemnify Appleton for the remaining liabilities relating to the Lower Fox River.

Business Units

In the second quarter 2003, shipments of carbonless products, which account for the majority of the Company’s coated solutions segment, decreased 9 percent compared to the same quarter in 2002. This volume decline was in line with Company expectations. Competition from both domestic and foreign producers caused downward pressure on both price and volume in the carbonless sheet market. Carbonless roll volume, however, improved 3 percent in the second quarter 2003 compared to the first quarter 2003. Higher raw material costs, especially for pulp and wastepaper, continued to squeeze the margins of coated solutions products during the first half of 2003.

Demand for digital products, a small but growing component of the Company’s coated solutions segment, continued to be strong. Shipments for the second quarter 2003 were over four times greater than in the second quarter of 2002 due to a combination of new product introductions and increased market acceptance of those products.

Shipments of technical products, another of Appleton’s growth businesses, rose 3 percent for the second quarter 2003 compared to the same quarter in 2002. Despite that increase, technical products net sales decreased by 5 percent due to ongoing competitive pricing pressures and softness in the label and tag/ticket segments of the market. This business unit benefited from successful efforts to reduce costs by increasing operating efficiencies.

Appleton Reports Second Quarter 2003 Results

August 6, 2003

The Company’s security products offer customers protection against document fraud, product counterfeiting, tampering and brand piracy. Sales of Appleton’s security solutions continued their growth trend with a 12 percent increase in shipments for the second quarter 2003 compared to the same quarter in 2002.

During the second quarter Appleton continued to invest in research and development, new business development and acquisitions as part of its strategy to invest in growth opportunities with future revenue and cash flow streams.

Performance Packaging Acquisitions

On April 30, Appleton acquired two privately held Wisconsin-based companies, C&H Packaging Company, Inc. and American Plastics Company, Inc. Appleton paid approximately $50 million for the two companies. In 2002, C&H Packaging and American Plastics generated approximately $40 million in combined net sales.

C&H Packaging prints and converts flexible plastic packaging materials for the food processing, household and industrial product, and medical device industries. American Plastics produces high-quality, custom multilayered films and commercial packaging. American Plastics’ knowledge of films and barrier technology and C&H Packaging’s portfolio of products complement Appleton’s expertise in coating and microencapsulation. Sales revenue from the two packaging companies grew 2 percent for the two months of Appleton’s ownership during the second quarter of 2003 compared to the same period in 2002.

Earnings release conference call

Appleton will host a conference call to discuss its second quarter 2003 results Thursday, August 7 at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors

A replay will be available for 10 days.

About Appleton

Appleton creates product solutions through its development and use of coating formulations and applications and encapsulation technology. The company produces carbonless, thermal, security, digital and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 2,650 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonpapers.com

Appleton Reports Second Quarter 2003 Results

August 6, 2003

Notice regarding forward-looking statements

This news release contains forward-looking statements.  The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements.  All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements.  All forward-looking statements speak only as of the date on which they are made.  They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2002 Annual Report on Form 10-K.  Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development has guaranteed Appleton’s senior credit facilities and senior subordinated notes.  All financial information contained in the following tables are presented for Paperweight Development on a consolidated basis.

Table 1

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Three Months Ended	Three Months Ended
	June 29, 2003	June 30, 2002
	(unaudited)	(unaudited)

Net sales	$ 210,649	$ 228,698

Cost of sales	157,269	164,155

Gross profit	53,380	64,543

Selling, general and administrative	39,423	40,330

Operating income	13,957	24,213

Interest expense	13,290	18,399
Interest income	(104)	(193)
Debt extinguishment expenses		11,754
Other (income) expense	(574)	(349)

Income (loss) before income taxes	1,345	(5,398)
Provision (benefit) for income taxes	460	(40)

Net income (loss)	$ 885	$ (5,358)

Other Financial Data:

Operating income	$ 13,957	$ 24,213
Depreciation and amortization	17,585	16,997

Appleton Reports Second Quarter 2003 Results

August 6, 2003

Table 2

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Six Months Ended	Six Months Ended
	June 29, 2003	June 30, 2002
	(unaudited)	(unaudited)

Net sales	$ 414,887	$ 453,274

Cost of sales	302,049	319,392

Gross profit	112,838	133,882

Selling, general and administrative	77,773	80,183

Operating income	35,065	53,699

Interest expense	26,840	37,772
Interest income	(187)	(565)
Debt extinguishment expenses	-	11,754
Other (income) expense	(795)	(429)

Income before income taxes	9,207	5,167
Provision for income taxes	551	39

Net income	$ 8,656	$ 5,128

Other Financial Data:

Operating income	$ 35,065	$ 53,699
Depreciation and amortization	34,983	33,995